MEDICAL SERVICE AGREEMENT

This Agreement made as of this 1st day of July, 2004, by and between the offices of the Sheriff, Cecil County, Maryland ("Sheriff") and CONMED, Inc. ("CONMED"),

WITNESSETH:

That for and in consideration of the sums hereinafter provided for to be paid by the Sheriff to CONMED in monthly installments, CONMED agrees to provide health care for the Cecil County, Maryland, Detention Center, as more fully described below, including, but not limited to, a physician licensed to practice medicine in the State of Maryland and a sufficient number of licensed and/or certified qualified health care providers (QHCP) as hereinafter set forth.

This Agreement shall be subject to the following terms and conditions:

CECIL COUNTY DETENTION CENTER

1. That this Agreement will commence on July 1, 2004, and terminate on June 30, 2005. The consideration to be paid for this Agreement shall be as follows:

   a. $1,157,837.00, in twelve (12) equal monthly payments of $96,486.42.

   b. Monthly payments made hereunder are due and payable on the 15th day of each month. The first month's payment due and payable July 15, 2004.

2. Each party shall designate a contact person for all questions and concerns relating to services provided to the Cecil County Detention Center. The contact person for the Sheriff shall be:

   Director, Corrections Division
   Cecil County Sheriff's Office
   500 Landing Lane
   Elkton, Maryland 21921

   The contact person for CONMED shall be:

   Ronald H. Grubman, PA-C
   CONMED, Inc.
   9375 Chesapeake Street, #219
   La Plata, Maryland 20646

FEDERAL, STATE AND LOCAL LAWS

3. That CONMED, in the performance of this contract, shall comply with all Federal, State, and Local laws, rules, and regulations.

INSURANCE

4. That CONMED shall be responsible for providing and maintaining at all times adequate malpractice insurance by one or more responsible insurance carriers for all CONMED employees, independent contractors and other personnel providing services to the Cecil County Detention Center or the Office of the Sheriff, Cecil County, Maryland, at the request of CONMED. CONMED will provide proof of such coverage to the Cecil County Sheriff or his designee prior to July 1, 2004. The limits of such insurance shall not be less than $1,000,000.00 per individual or $3,000,000.00 per occurrence. Any lapse in said insurance policy shall be the basis for immediate termination of the contract by the County.

INDEMNIFICATION

5. That CONMED shall pay and protect, indemnify and hold harmless the State of Maryland, its officers, agents, affiliates, and employees, the Board of County Commissioners of Cecil County, and the Sheriff, their officers, agents, affiliates, and employees from and against any and all liabilities, losses, costs, damages, injuries, settlements, judgments of any nature whatsoever, causes of action, suits, claims, demands, or other expenses (including, but not limited to, any reasonable attorneys' fees suffered or incurred by the Sheriff as a result of the performance of this Agreement by CONMED, the negligence of CONMED or its employees or agents, or the failure of CONMED to comply with the terms of this agreement.

TERMINATION

6. This Agreement may be terminated by either party upon ninety (90) days written notice to the other party.

WAIVER

7. That either party's waiver of any provision of this Agreement shall not imply a subsequent waiver of that or any other provision.

LEGAL CONSTRUCTION

8. That if part of this Agreement shall be held to be unenforceable, it shall not affect legality or enforceability of the remaining portion of this Agreement.

DEFINITIONS AS USED HEREIN

Contractor – CONMED, Inc.

CCSO – Cecil County Sheriff's Office

CCDC – Cecil County Detention Center

CCCCC – Cecil County Community Corrections Center

Health Authority – The physician, health administrator or agency responsible for the provision of health care services; the responsible physician may be the health authority.

Health – Trained CCDC Personnel – Corrections Officers who have received specialized training from health care providers in collecting pertinent health related data and making referrals to health care providers.

QHCP – Qualified Health Care Providers: All licensed or registered health care providers (MD, PA, NP, RN, LPN)

Contract Manager - The person designated by the Director to act for the CCDC as the Contractor's liaison.

RPR – Lab test for syphilis.

MCCS – Maryland Commission on Correctional Standards

Medical Administrator – Contractor's on-site Administrator

MPCTC - Maryland Police Correctional Training Commission

Standards Office – Office responsible for implementation and enforcement of policies and standards at the CCDC & CCCCC.

Director / Warden – Individual appointed by the Sheriff to administer the CCDC or CCCCC.

TERM

9. The contract shall be effective July 1, 2004 through June 30, 2005 with renewals for four (4) additional years at the sole discretion of the CCSO. The rates quoted by the successful offeror shall remain firm during the first year of the contract.
Following the first year, the Contractor shall be entitled to request an annual rate increase of up to five percent (5%) per year over the first year's base compensation rate. To be entitled to a rate increase for the second and subsequent years, Contractor shall provide

the CCSO with written notice of the requested increase at least one hundred fifty (150) days before the anniversary date. If Contractor fails to provide timely written notice of any requested increase, it shall forfeit its right to any increase in the base compensation rate for the following renewal year. If an increase is not agreed upon within one hundred twenty (120) days before the renewal date, the contract will be renewed at the existing base compensation rate.

DESCRIPTION OF REQUIREMENTS:

Responsibilities of CCSO

10. The CCSO will provide the Contractor with office space, facilities, utilities (including local phone service), janitorial supplies and the initial inventory of county-owned medical equipment and supplies on hand at the CCDC/CCCCC on the effective dates of the contract. Routine maintenance of the physical plant will be the responsibility of the CCSO.

11. CCDC/CCCCC will provide existing equipment, supplies, and office furniture to the Contractor. Any additional or replacement equipment, supplies, instruments and office furniture required by the Contractor to provide health care services shall be the responsibility of the Contractor. The Contractor and Contract Manager shall inventory the existing CCDC/CCCCC office furniture, equipment and instruments.

12. Upon contract expiration, the existing inventoried office furniture, equipment and instruments shall be returned to CCDC/CCCCC in at least as good a condition as when provided, considering normal wear and depreciation.

Responsibilities of the Contractor

13. All equipment and instruments purchased by the Contractor shall be returned to the Contractor at the expiration of this contract. The Contractor shall be responsible for the maintenance, repair and the operations of all equipment and instruments following all Federal and State laws and any other applicable regulation. CCDC/CCCCC, on the expiration of the contract, may request to purchase Contractor's owned equipment, instruments and furniture at a mutually agreed upon price.

14. The Contractor shall purchase and maintain on-site one (1) Automated External Defibrillator (AED). A QHCP trained in the use of the AED shall be present at the CCDC/CCCCC 24 hours per day, seven days per week.

15. The Contractor shall provide all medical and mental health care for CCDC/CCCCC inmates. The Contractor's responsibility to each inmate commences at the time of commitment and acceptance to the CCDC/CCCCC Facility. The Contractor shall be responsible for treating pre-existing conditions that require continuing medical treatment. The Contractor is responsible for

inmates receiving treatment within or outside the CCDC/CCCCC when this agreement goes into effect.

16. The Contractor shall comply with the MCCS, CCDC/CCCCC and CCSO policies and procedures related to medical services at the CCDC/CCCCC. The Contractor shall assist the Standards Office with compliance and the annual review for compliance with related policies and procedures; final approval shall rest with the Director and Sheriff.

17. CCSO must approve, in advance, all sub-contracts entered into by the Contractor for the purpose of completing the provisions of this contract. The Contractor will not sell assign, transfer, nor convey any of its rights except with the written consent of the Sheriff or his designee.

18. The Contractor shall appear as requested before any court to provide medical information regarding inmates, or to provide a copy of medical records upon receipt of a summons or subpoena.

19. The Contractor shall be responsible for the maintenance and repair of existing equipment and instruments, which shall be inventoried by the Contractor and Contract Manager at the onset of this contract. Copy of the inventory shall be provided to the Contract Manager.

20. The Contractor shall provide all medical and mental health supplies, and office equipment (to include computer, fax, copier, etc. required to support the scope of work). The Contractor shall ensure that all equipment and instruments are maintained and operated following all Federal and State laws and any regulatory agency where applicable. Contractor shall be responsible for the maintenance of all existing equipment and equipment that is provided by the Contractor.

21. The Contractor will be responsible for preserving and supervising medical records for the inmate population. Such medical records are the property of the CCSO.

22. The Director, Contract Manager and the Contractor shall agree upon the scheduled hours for the physician, dentist and mental health professionals. These hours shall remain constant, to the extent possible, within each week.

23. The Contractor shall provide the Contract Manager with job descriptions, a copy of the license/certification and CPR certification of each staff member on the date of employment. In addition, staff will undergo a criminal records check by the CCSO and be bound by CCSO policies and procedures on dress and security.

24. The services rendered under this contract are critical to the mandated responsibilities of the Sheriff. Therefore, the Contractor shall reimburse the CCSO for all expenses incurred by the Sheriff in providing services, which are the responsibility of the Contractor.

25. In the event the agreement is terminated prior to its expiration, all completed or incomplete documents, studies, reports, correspondence and other products prepared by or for the Contractor under this agreement shall become the exclusive property of the CCSO. Notwithstanding the above, the Contractor shall not be relieved of liability to the CCSO for damage sustained by virtue of any breach of the agreement by the Contractor.

LEGAL RESPONSIBILITIES

Legal Responsibilities of the County

26. Cecil County and the CCSO have no obligations to provide legal counsel or legal defense to the Contractor or its sub-contractors in the event that a suit, claim or action of any character is brought by as a result of or relating to Contractor's obligations under the contract.

27. Cecil County and the CCSO have no obligation for the payment of any judgments or the settlement of any claims made against the Contractor or its sub-contractors as a result of or relating to the Contractor's obligations under the contract.

Legal Responsibilities of the Contractor

28. The Contractor shall bring all legal actions necessary to enforce the treatment and medication orders necessary to maintain the safety of the inmate and inmate population. The Contractor is responsible for all aspects of the medical needs of the inmates at this institution; as such, even in the event that a court shall determine that the Sheriff and/or County has a nondelegable duty with regard to claims or financial obligations relating to medical issues, the Contractor shall nevertheless indemnify and defend the County and the Sheriff's Office in any investigation, suit, action, claim, allegation of any kind.

29. The Contractor will immediately give notice to the Director and the Contract Manager of any claim or suit made or filed against the Contractor or its Sub-contractors regarding any matter resulting from or relating to the Contractor's obligations under this contract.

FEE-FOR-SERVICE

30. The Contractor shall assist the CCDC/CCCCC with developing and implementing a fee-for-service program that will entail a reasonable fee being deducted from the inmate's account.

31. The fee–for–service program must comply with standards established by the

MCCS and must comply with Annotated Code of MD Correctional Services Manual Sect. 11-203.

SPECIALITY SERVICES

32. Contractor will provide on-site, to the extent possible, specialty services as deemed appropriate by the responsible physician. To the extent specialty care is required and cannot be rendered on-site, the responsible physician will initiate the referral and the Contractor will be responsible for off-site rendering of such care. The Transport Unit of the CCDC/CCCCC will provide routine transport of the inmates to the off-site location. Off-site locations shall be, to the extent feasible, within the jurisdiction of Cecil County. The Contractor and the Contract Manager will mutually agree on Out of County services in advance.

33. For inmates with special medical conditions requiring close medical supervision, including chronic and convalescent care, the responsible physician shall develop a written individualized treatment plan. The plan should include medical instructions to health care providers and other personnel regarding their roles in the care and supervision of the patient.

THIRD PARTY COMPENSATION

34. The Contractor shall pursue third-party compensation. When third-party compensation is received for covered inmates, the Contractor shall deduct the amount of this compensation from the monthly payment due. The Contractor shall provide the County, Sheriff, Director and Contract Manager, on a monthly basis, an itemized report for such reimbursements for services rendered during the life of the contract. Under no circumstances shall the Contractor be paid twice, once by the third-party reimbursement and a second time by the County. The Contractor may deduct any legal expense incurred as a result of the collection from the net payment imposed on the County, with appropriate justification, up to the amount of the reimbursement.

EMERGENCY SERVICES

35. The Contractor will provide off-site emergency medical care for inmates, as required, through arrangements made with local hospitals. The hospitals must be: (a) approved by the Sheriff, Director and Contract Manager and; (b) have an appropriately staffed medical unit.

36. The QHCP shall determine whether an inmate requires transport to the nearest hospital. In the absence of a QHCP, the Correctional Facility Shift Supervisor shall make the determination.

37. The Contractor shall make provision for on-call 24-hour emergency medical and psychological care. When called, the physician or psychologist/psychiatrist must telephone back within 30 minutes and, if required, shall return to the CCDC upon request of the Director, Deputy Director, or Senior Member of the Command Staff at a time decided upon by the Director, Deputy Director, Senior Member of the Command Staff, Contract Manager, or the Medical Administrator.

38. The Contractor shall provide on-site emergency treatment for Detention Center employees and visitors who are injured or become ill while on the premises.

HOSPITALIZATION SERVICES

39. The Contractor shall arrange for the admission of inmates at a facility approved by the Sheriff, Director and Contract Manager and shall be responsible for payment for same in accordance with the schedule submitted with the Proposal defining hospital caps and/or limits of coverage, and will bear the following cost limits: Costs up to (not to exceed) $3,000.00 per fiscal year per inmate.

MEDICAL SERVICES

40. CCDC/CCCCC personnel shall complete reception forms, which will include: Communicable Disease Questionnaire, Mental Health Questionnaire (to include suicide assessment). These forms shall be reviewed and evaluated by a QHCP no later than the next medical shift. The Medical History Screening will be completed by the QHCP.

41. In instances where the inmate presents a medical problem, The QHCP shall report to the booking area immediately and make a determination as to whether the inmate should be accepted into the facility or referred to another appropriate health care service provider.

42. The qualified health care professional shall assist security and classification in determining a housing assignment, if required.

43. QHCP shall, at the time of booking or after review and evaluation of the appropriate screening forms, make recommendations including, but not limited to:

- Referral to an emergency health care facility
- Referral to the health care services at the CCDC/CCCCC
- Referral to medical housing
- Placement in isolation
- Placement in observation area (awaiting psychiatric evaluation)

44. Physical exams of newly arrived inmates shall be completed within 14 days after arrival at the CCDC/CCCCC. This exam shall comply with the MCCS and CCDC/CCCCC standards including, but not limited to:

- Review of the Screening/intake forms
- Complete history and physical exam
- Mental Health Evaluation
- Dental Screening
- PPD and RPR
- Pregnancy tests for females
- Initiation of therapeutic measures when appropriate
- Other tests and exams as needed/required

45. An annual examination, to include PPD, shall be conducted for all inmates remaining at the CCDC for more than one year. This examination shall occur as close as possible to the 365th day of incarceration.

46. Each inmate working in the kitchen or handling food products shall be given a physical examination, to include PPD and RPR, by the Contractor prior to that inmate beginning work.

47. Physical exams shall be conducted by a physician, physician's assistant or nurse practitioner and documented on appropriate forms.

48. Annual physical exams for Personnel assigned to the kitchen will be conducted by the Contractor.

49. Daily triaging of medical complaints, made known to the medical unit via an inmate sick slip, shall be accomplished by a QHCP at least once daily.

    - Triaging shall occur, to the extent possible, during medical tours of each housing area.

    - The Contractor shall provide nursing protocols, as approved by the responsible physician, as a resource to accomplish the triage.

    - All inmates requesting care shall be seen by a QHCP as soon as possible, and if found to require treatment by a physician or physician's assistant shall be referred and seen at the next sick call.

50. Sick call shall be maintained at the scheduled time, two days a week by a physician or physician's assistant. Sick call will last as long as necessary, until all inmates are seen.

    - Inmates precluded from attending sick call in the clinic will receive sick call services at the place of confinement.

    - Daily services may not be arbitrarily canceled by a health professional without obtaining prior permission of the Medical Administrator, Contract Manager or Director.

- In the event that sick call is not held in accordance with the agreed upon schedule, an alternate date during that week will be arranged between the Contract Manager and the contract representative.

51. All inventories and inspections shall be conducted according to MCCS and the CCDC/CCCCC policy and procedures and documentation of said inventories and inspections shall be completed on CCDC/CCCCC forms and provided to the Contract Manager at their completion.

52. A monthly statistical report shall be provided to the Director, Deputy Director, and Contract Manager covering the number of inmates receiving services to include, but not limited to:

    - Sick Call
    - Hospitalizations
    - Referrals
    - Dental Screening
    - Physical Exams
    - Mental Health Contacts
    - Commitments to State Facilities
    - Deaths

    An annual statistical report shall be provided at the end of each calendar year to the Director, Deputy Director, and Contract Manager.

53. The Contractor shall not, under any circumstances, perform medical testing on any inmate for the purpose of medical, pharmaceutical or cosmetic experimentation. Inmates shall not be used to perform any function or duties of the medical staff.

54. All physical examinations, screening, and sick calls will be coordinated with the CCDC's Security Staff.

55. First Aid Kits, contents and locations as approved by the Health Care Provider, will be maintained and a monthly inventory conducted to determine supply by the Contractor.

56. Body cavity searches shall be conducted by a QHCP upon request of a Corrections Supervisor or above in rank and after probable cause has been established the person possesses contraband.

PRE-RELEASE SCREENING

57. The Contractor shall review all medical records of inmates at least twenty-four hours prior to their transfer to the Division of Correction. The Contractor must provide a copy

of the inmate's record to the CCDC/CCCCC Transportation Unit for transportation with the inmate.

58. In addition, the Contractor must provide a 72-hour supply of meds for the inmate's use if applicable.

59. For inmates released to the community, the medical record review shall be conducted prior to the release or within seven days after release. Following the medical review, the QHCP shall make appropriate follow-up referrals to community resources.

60. Records review for all methods of release will be documented on the Pre-Release Screening Form.

LABORATORY SERVICES

61. Laboratory tests shall be the responsibility of the Contractor. An RPR shall be conducted within 14 days of admission of each inmate at the time of the physical exam. Testing is done for routine screening and to rule out or confirm medical illness or conditions as clinically indicated. Positive screening for communicable disease shall be referred to the appropriate health care agency for follow-up. Positive pregnancy shall be referred to the appropriate Health Care Provider for pre-natal care. HIV testing shall be conducted by the Health Department, as symptoms indicate, not routinely.

DENTAL SERVICES

62. Dental Services will be recommended by the Contractor. Dental Services will be provided by a provider off site. Those costs will be the responsibility of CCDC.

DETOXIFICATION/METHADONE MAINTENANCE PROGRAM

63. These programs shall be undertaken when deemed appropriate by the responsible physician for inmates under his/her supervision. Methadone maintenance shall be determined on a case-by-case basis, with final approval resting with the Director of CCDC/CCCCC based on recommendations from the Contractor's representative. The Contractor shall be responsible for procuring and paying for these services. Methadone shall not be stored on the premises of the CCDC/CCCCC.

MEDICAL RECORDS

64. The Contractor shall initiate a medical record on each individual arrested and accepted on the premises of the CCDC/CCCCC beginning with the intake screening and ending with the pre-release screening. The medical records shall be confidential, accurate and

complete including all requests, complaints and services rendered in accordance with MCCS and CCDC/CCCCC policy and procedures and all Federal and State laws regarding medical records.

65. All existing medical records of the CCDC/CCCCC shall be made available to the Contractor at the commencement of the agreement. All medical records, as well as initiated records shall be in the custody and control of the Contractor. The Contractor shall provide the medical records to any agency, organization or person requesting such information for examination or photocopying according to HIPPA the CCDC/CCCCC policy and procedure.

66. At the expiration of the agreement, all medical records shall become the sole and exclusive property of the CCSO/CCDC/CCCCC.

67. The problem-oriented records format shall be used in the Medical Record System.

68. The inmate medical record shall include, but not limited to:

- Intake screening forms
- Health appraisal form
- Physician order/treatment plan
- Prescribed medications administered or not administered, date time and by whom.
- Health services reports
- Consent and refusal forms
- Release of information forms
- Sick Slips
- Medical grievance forms
- Signature and title of each documenter
- Laboratory, radiology and diagnostic studies
- Consultation, emergency room and hospital summaries
- Pre-release form
- Dental screening, treatment reports

- Mental Health screening and documentation

69. Dental and Mental Health records are considered a part of the Medical Record. The Mental Health Professionals will be responsible for ensuring that confidential documents that should not be released or discussed with inmates are appropriately labeled in accordance with the Annotated Code of Maryland and HIPPA.

MENTAL HEALTH

70. The Contractor shall provide on-site Mental Health services with Mental Health specialists in accordance with CCDC/CCCCC policy and procedures.

71. The Contractor shall provide mental health including, but not limited to:

- Mental Health evaluation as needed.
- Suicide risk identification.
- Medication management.
- Crisis intervention.
- Commitment to State facilities when warranted.
- Routine and on going counseling as deemed appropriate.

72. The Contractor shall adhere to all requirements of the CCDC/CCCCC policy and procedure governing suicide precaution. The Contractor shall ensure that each inmate placed on suicide precautions is evaluated by a QHCP once per medical shift unless the inmate's condition warrants additional attention.

73. The Contractor will provide at least 6 hours per week of a psychiatric service by a psychiatrist.

74. A member of the Contractor's mental health program staff shall act as a liaison between the courts, attorneys, family, county agencies, other mental health providers and mental health institutions.

75. The Director, Deputy Director, and Contract Administrator may require the psychiatrist to re-evaluate problematic mental health inmates at the expense of the Contractor.

PHARMACEUTICALS AND SUPPLIES

76. All prescription and non-prescription medication prescribed by the Contractor shall be the responsibility of the Contractor. All medical supplies, books and periodicals shall be

the responsibility of the Contractor. Prescription medication is to include all infectious disease and AIDS related medications currently available or that should become available during the contract period.

77. All prescription and non-prescription medications prescribed by the Contractor shall be blister pack format. Bulk medication is prohibited and will not be used in the CCDC/CCCCC. A pharmacist shall formulate all medications. Under no circumstances shall nursing staff be permitted to dispense medications. Records of administration, showing date, time and by whom with signature and initial shall be kept on the appropriate forms.

78. The only "Personal Maintenance" medication allowed should be inhalers and creams contained in plastic tubes as ordered by a physician.

79. An appropriately licensed or certified person according to Federal and State laws, and MCCS standards and the policies and procedures of the CCDC/CCCCC shall administer medications. Medication shall be taken to each living area four times a day during routine medical tours via a medicine cart designed for blister pack storage. All medications shall be taken in full view of the QHCP and if there is any doubt, the QHCP will order the inmate to open his/her mouth to confirm that medication has been ingested.

80. All medications shall be ordered by a responsible physician, dentist or psychiatrist.

81. The Contractor shall administer medication to the inmates within 24 hours after they have been prescribed by the physician, dentist or psychiatrist. Provision shall be made with the pharmaceutical supplier for the delivery of medication to ensure prompt administration to the inmates.

82. The Contractor shall be responsible for all inventories currently used or those instituted in the policy and procedure review. These inventories shall be documented on the appropriate forms and provided to the Contract Manager.

83. All outdated or unused medication shall be returned to the issuing pharmacy for credit and/or disposal, and accurate record keeping maintained on appropriate forms.

84. The Contractor shall cooperate with the Contract Manager in developing and updating a formulary as approved by the responsible physician.

85. The Contractor shall provide a three (3) day supply of chronic care medications to the inmate upon release.

WORK RELEASE AND HOME DETENTION PROGRAMS

86. The Contractor shall conduct a physical exam within 14 days of arrival on Work Release Inmates. The physical exam shall be conducted, to the extent possible without interruption of the work release inmate's work schedule. In the event that scheduled sick

calls do not comply with a work release inmate's schedule, the inmate may be held in from work to accomplish the physical exam within the 14 day time period.

87. Work related injuries or illnesses shall be the responsibility of the inmate or inmate's employer. The Contractor shall examine any inmate complaining of a work-related injury and document such occurrence, and also confirm any appointments with the worker's compensation provider.

88. The Contractor shall be responsible to provide a QHCP to administer medication to all inmates housed in CCCCC.

HAZARDOUS WASTE

89. The Contractor shall provide for the disposal of all medical hazardous waste. The service shall be provided by an appropriately certified carrier and shall follow all applicable Federal and State laws.

90. The Contractor shall require all manufacturers, suppliers and distributors to furnish Material Safety Data Sheets (MSDS) as required by 29 CER.1910.1200 with the first shipment of any hazardous material to the Medical Department. Whenever the content of an MSDS is revised, the vendor shall provide new information relevant to the specific material. The Contractor shall maintain a MSDS Book in the Medical room.

INFECTION CONTROL

91. Infection and communicable disease prevention, monitoring and control services shall be provided either through an individual certified in infection control on-site, or through the Contractor's administrative services.

92. In the event it is deemed medically advisable to quarantine an inmate suspected of having a communicable disease, the inmate will be housed in medical isolation. The Contractor shall utilize appropriate isolation measures and will supervise the use of those isolation measures in this area. All inmates with a communicable disease shall be reported to the Cecil County Health Department.

HEALTH EDUCATION

93. As a part of the primary health care, the Contractor shall provide patient education, staff in-service training, first aid and CPR training for the health care staff.

94. The Contractor shall provide annual training to include lesson plans for the CCDC/CCCCC security and support staff addressing medical and mental health issues relevant to correctional medical care and as dictated by the MPCTC, and MCCS.

95. The Contractor shall provide all training records to the Contract Manager.

QUALITY ASSURANCE PROGRAM

96. The Contractor shall provide a quality assurance program consistent with MCCS designed in concert with the Standards Office and Contract Manager subject to approval by the Director. This program shall include, but not be limited to, audit and medical chart review procedures.

97. The Sheriff or his designee shall have complete and unlimited right to access any and all information maintained by the Contractor that is needed to ensure compliance with the contract terms and conditions, and to have in place a Contract Manager to monitor contractual compliance and to act as a liaison between the Program Administrator and the Director of the CCDC/CCCCC. The Contract Manager shall be responsible for orientation and CPR training for the CCDC/CCCCC staff personnel. The Contractor shall make available all records or data requested. This may include, but not limited to:

- Monthly Timesheets of all Staff
- Inventories/Inspections
- Licensure/Certificates
- CPR Certification
- Inmate Medical Records
- Monthly Billing for Review and Evaluation
- Statistical Reports

98. The CCDC/CCCCC's Contract Manager will be responsible for the overall monitoring of contract performance including, but not limited to, monthly monitoring of contractor timesheets, handling of patient complaints related to the Contractor, and participating in monthly record audits for quality assurance.

99. The Contractor shall establish a program for assuring quality healthcare services to CCDC/CCCC inmates. The quality assurance program will evaluate the health care provided on-site for quality, appropriateness, and continuity of care. The quality assurance program will also monitor facilities, equipment and supplies, inmate complaints about services, gather information concerning levels of inmate and staff satisfaction with the health services, and provide regular infection control reports. Such plan should be implemented on the start date of the Contract.

100. A documented monthly meeting shall be held between CCDC/CCCCC officials, Contract Manager and appropriate contractual personnel to review the issues, suggested changes,

as well as to provide feedback relative to the program. At this time deficiencies or recommendations may be acted upon as deemed advisable by mutual agreement. The Contractor shall provide the documentation of this meeting, in minutes form, to the Contract Manager within 10 working days after the meeting.

101. The Contractor shall ensure that a performance evaluation on all health care staff under its supervision is completed at intervals no less frequent than semi-annually.

102. The Contractor shall designate a person to monitor evaluation on all health care staff under its supervision to be completed at intervals no less frequent than semiannually.

LIMITATION ON HIRING EMPLOYEES

103. Each prospective job candidate must be 18 years of age and will be interviewed by the Contractor with special focus on technical expertise, emotional stability, and motivation. The final selection shall be subject to approval by the Sheriff or his designee.

104. All of the Contractor's employees shall have background investigations in accordance with the Sheriff's Office policies and procedures prior to placement at the CCDC/CCCCC.

105. The CCDC/CCCCC reserves the right to request timely replacement of any Contractor personnel who violates the rules/or regulations of the CCDC/CCCCC, or poses a risk or unacceptable threat to the security of the institution. The Director will immediately notify the Contractor of the request and will submit written explanations to the Contractor for the basis for such request for replacement within (2) working days. The Director shall have the power to prohibit the employee from working at the facility.

106. Temporary medical personnel shall not be routinely used. Permanent Contractor staff shall be the only authorized personnel permitted to work in the CCDC/CCCCC. Emergency exemptions must have prior approval by the Contract Manager or Director.

STAFFING

107. The Contractor must provide an on-site Program Administrator who will have day-to-day responsibility for coordinating and controlling the activities of the health care professionals and shall manage the entire health care delivery system within the CCDC/CCCCC. This will ensure that health care professionals interact as may be necessary and appropriate, that health services are delivered most efficiently, and that costs and quality of services are centrally monitored and controlled. This person will be responsible to the Contract Manager with the CCDC/CCCCC.

108. The Contactor shall provide a single point of accountability in all matters relating to inmate health care services. This person will be directly responsible to the Sheriff and Director and have the authority and responsibility to resolve all problems and satisfy all the needs and expectations of the CCDC/CCCC.

109. The Contractor's staffing shall include a Health Authority who shall spend sufficient time on-site to provide the required medical administrative duties, quality assurance, utilization review monitoring, and clinical/administrative coordination with all QHCP.

110. Adequate Qualified Health Care Personnel, with current license/certification from the State of Maryland, shall be provided 24 hours per day, 7 days per week, to provide the service as required by the MCCS, and the CCDC/CCCCC. An R.N. shall be designated as the Medical Administrator.

111. The Contractor shall provide a schedule of staff assignments and service providers. This schedule shall be updated monthly or as conditions dictate. All positions shall be filled and provided by the scheduled staff or authorized relief personnel. A weekly report of compliance and/or exceptions shall be submitted to the Contract Manager with a report of the steps taken to prevent future exceptions.

112. The Contractor and the Director or designee shall mutually agree upon changes to the staffing schedule.

113. All positions shall be filled on the first day of the contract.

114. Should the Medical Administrator's position become vacant, the Contractor shall have 10 calendar days to fill same. Should the position be unfilled after a 10 calendar day period, the Contractor shall credit the County that position's daily rate per day thereafter until an individual acceptable fills the position to the CCDC/CCCCC.

115. If the Contractor fails to retain a qualified person in any one of the positions other than those mentioned in the previous paragraph for 20 calendar days or more, the next payment owed by the CCDC/CCCCC shall be reduced by the daily rate for the vacant position times the total number of days the vacancy has existed.

116. The Contractor shall provide full service under all conditions and circumstances including inclement weather, strikes, civil disturbances, building renovations and expansion activities.

BILLING

117. Missed hours during a week may not be made up during subsequent weeks. Payment including overhead and burden for those hours missed by any Contractor Staff, QHCP, or independent Contractor shall be deducted from the monthly bill to the CCDC/CCCC.

ORIENTATION OF NEW EMPLOYEES

118. The Contractor shall be responsible for ensuring that all new health care personnel are provided with orientation regarding medical practices on-site at the CCDC/CCCCC. The Contractor shall provide a written job description to each member of the health care staff, which delineates assigned responsibilities.

AUTHORITY

119. That each signatory hereto warrants and represents that he has authority to execute and to deliver this Agreement on behalf of his principal and that this Agreement is binding upon each party and each party's successors and assigns.

By: CONMED, Inc.

Ronald H. Grubman, PA-C
President

Howard M. Haft, M.D.
Medical Director

Cecil County Sheriff's Office

Barry A. Janney, Sr.
Sheriff

Nelson K. Bolender, President
Board of County Commissioners

CONMED Inc

(800) 609-8476
(301) 609-8460
Fax: (301) 934-6983

9375 Chesapeake Street, #203, La Plata, Maryland 20646

October 12, 2005

Director, Corrections Division
Cecil County Sheriff's Office
500 Landing Lane
Elkton, Maryland 21912

Re: Contract Option Year Renewal July 1, 2006 – June 30, 2007

Dear Major Foster,

As per our Medical Services Agreement dated July 1, 2004, let this serve as notification for extension of our second option year July 1, 2006 through June 30, 2007. As discussed in section 9 – Term, we are requesting a five percent (5%) increase. The annual cost is one million two hundred forty-six thousand one hundred twenty-two dollars and twelve cents ($1,246,122.12). This would be invoiced in twelve equal installments of one hundred three thousand eight hundred forty-three dollars and fifty-one cents ($103,843.51).

As previously discussed, it was your consideration to include the two and one half percent (2 ½%) from the previous year that was not granted at that time, this additional amount would be thirty-one thousand one hundred fifty-three dollars and five cents ($31,153.05) annually.

The total annual cost for the seven and one half (7 ½%) for contract year July 1, 2006 through June 30, 2007 is one million two hundred seventy–five thousand seven hundred ninety–one dollars and sixty-four cents ($1,275,791.64). The monthly invoice amount will be one hundred six thousand three hundred fifteen dollars and ninety–seven cents ($106,315.97).

10/17/05

Ronald H. Grubman Date
President & CEO

Cecil County Date
Representative

RONALD H. GRUBMAN, PA-C
Chief Executive Officer

HOWARD M. HAFT, M.D.
Medical Director

RICHARD R. OLSON, PA-C
Chief of Correctional Programs